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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF CENTURY ALUMINUM COMPANY

    Subsidiaries of Century Aluminum Company are:

     Century Aluminum of West Virginia, Inc.

     Century Cast Plate, Inc.

     Berkeley Aluminum, Inc.

     Virgin Islands Alumina Corporation, L.L.C.

     Ravenswood International Sales Corporation

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